TIs Mortgage Investment Company

NEWS RELEASE

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For Release:    Immediately
Date:           October 11, 2002
Contact:        John E. Castello
                (415) 393-8000

                TIS MORTGAGE INVESTMENT COMPANY ANNOUNCES SALE OF
                           VILLA SAN MARCOS APARTMENTS

      SAN FRANCISCO, October 11, 2002 - TIS Mortgage Investment Company (OTC:
TISM) today announced the sale of the Villa San Marcos Apartments.

      On August 19, 2002, TIS Mortgage Investment Company sold its interest in the Villa San Marcos Apartments, located in Fresno, California. This 120-unit complex was sold for $11,500,000. The company has approximately $7,673,000 of debt, including prepayment fees, relating to this property. Expenses of the sale paid at closing totaled approximately $934,000, which left approximately $ 2,893,000 in net cash proceeds. The book value of this real estate asset stood at $7,925,000 prior to the sale, which resulted in a reported gain of $1,428,000.

      Part of the expenses of the sale included the company's payment of a holdback amount of approximately $561,000 to cover repairs of items that are in arbitration with the previous owner. The company will be entitled to receive that portion of the holdback that remains after repair costs are determined, but there can be no assurance that any amount of the holdback will be repaid to the company. The company retains its ownership of the adjoining 9.75 acres of unimproved land, which it plans to develop over time.

      TIS Mortgage Investment Company is a San Francisco-based real estate investment trust (REIT), which invests in mortgage-related assets, multifamily real estate, family shopping centers and real estate development projects. The company expects that much of the future emphasis of the company will be on investments in mortgage-related assets.

      Caution Required by Certain SEC Rules: This press release contains statements of a forward-looking nature relating to future events and financial results of TIS Mortgage Investment Company. Investors are cautioned that such statements involve risks and uncertainties and that actual events or results may differ materially. When evaluating such statements, investors should specifically consider various factors which can cause actual events or results to differ materially from those indicated in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the factors discussed under [discuss last filing of risk factors].


10/11/2002